PROSPECTUS SUPPLEMENT                                       File No. 333-97937
---------------------                                           Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated September 25, 2002)
Prospectus Supplement Number: 2309


                           Merrill Lynch & Co., Inc.



                         Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue


                               Fixed Rate Notes


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Principal Amount:           $150,000,000

Issue Price:                100.00%

CUSIP Number:               59018YQY0

Interest Rate:              2.49% per annum

Original Issue Date:        May 6, 2003

Stated Maturity Date:       May 5, 2006

Interest Payment Dates:     Each May 5th and November 5th, commencing on November 5th, 2003 subject to following Business Day convention.

Repayment at the Option
of the Holder:              The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:             The Notes cannot be redeemed prior to the Stated Maturity Date.


Form:                       The Notes are being issued in fully registered book-entry form.


Trustee:                    JPMorgan Chase Bank

Underwriters:               Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Morgan Keegan
                            & Company, Inc. and BNP Paribas Securities Corp. (the "Underwriters"), are
                            acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                            Pursuant to an agreement, dated May 1, 2003 (the "Agreement"), between Merrill Lynch
                            & Co., Inc.  (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                            Underwriters                                        Principal Amount of the Notes
                            ------------                                        -----------------------------
                            Merrill Lynch, Pierce, Fenner & Smith                    $147,000,000
                                        Incorporated
                            Morgan Keegan & Company, Inc.                              $1,500,000
                            BNP Paribas Securities Corp.                               $1,500,000
                                                                                       ----------
                                                                                     $150,000,000

                            Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                            The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                            The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                      May 1, 2003
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